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EXHIBIT 5.1

July 27, 2009

SinoHub, Inc.
6/F, Building 51, Road 5, Qiongyu Blvd.
Technology Park, Nanshan District
Shenzhen, People’s Republic of China 518057

Re:  Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to SinoHub, Inc., a Delaware corporation (the “Company”), in connection with a Registration Statement on Form S-8 (the “Registration Statement”) relating to the registration of the offer and sale by the Company of (i) up to 4,000,000 shares (the “2008 Stock Plan Shares”) of common stock, $.001 par value per share, of the Company (the “Common Stock”) pursuant to Awards granted or which may be granted under the Company’s 2008 Amended and Restated Stock Plan (the “2008 Stock Plan”) and (ii) up to 328,842 shares (the “2000 Stock Plan Shares”) of Common Stock pursuant to stock options initially granted under the SinoHub International, Inc. 2000 Stock Incentive Plan (the “2000 Stock Plan”), which 2000 Stock Plan and stock options were assumed by the Company.  Capitalized terms used herein without definition shall have the meanings ascribed to them in the 2008 Stock Plan.

We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of the opinions set forth below. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons. As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and of public officials.

Based on the foregoing, we are of the opinion that (i) the 2008 Stock Plan Shares have been duly authorized and, upon issuance, delivery and payment therefor in accordance with the terms of the 2008 Stock Plan and any relevant agreements thereunder, will be validly issued, fully paid and nonassessable and (ii) the 2000 Stock Plan Shares have been duly authorized and, upon issuance, delivery and payment therefor in accordance with the terms of the 2000 Stock Plan and any relevant agreements thereunder, will be validly issued, fully paid and nonassessable.

Our opinions expressed above are limited to the General Corporation Law of the State of Delaware.

SinoHub, Inc. July 27, 2009 Page 2

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

SEYFARTH SHAW LLP

/s/ Seyfarth Shaw LLP